As filed with the Securities and Exchange Commission on December 1, 1997
                                             Registration No. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                     FIRST SUNAMERICA LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

New York                     6311                         06-0992729
(State or other              (Primary Standard            (I.R.S. Employer
jurisdiction of              Industrial Classification    Identification No.)
incorporation or             Number)
organization)

                           733 Third Avenue, 4th Floor
                            New York, New York 10017
                                 (212) 551-5440
               (Address, including zip code, and telephone number,
                      including area code, or registrant's
                          principal executive offices)


                            Susan L. Harris, Esquire
                     First SunAmerica Life Insurance Company
                               c/o SunAmerica Inc.
                               1 SunAmerica Center
                       Los Angeles, California 90067-6022
                                 (310) 772-6000
 (Name, address, including zip code, and telephone number, including area code of agent for service)

                              ---------------------

Title of                                Proposed      Proposed
Each Class of                           Maximum       Maximum
Securities            Amount            Offering      Aggregate    Amount of
to be                 to be             Price         Offering     Registration
Registered            Registered        Per Unit      Price        Fee
----------            -----------       --------      ---------    ------------
Fixed Annuity
Contract                   *                *          $340,000      $100.00

-------------------------------------------------------------------------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                              CROSS REFERENCE SHEET

                     FIRST SUNAMERICA LIFE INSURANCE COMPANY

                        Cross Reference Sheet Pursuant to

                           Regulation S-K, Item 501(b)

Form S-1 Item Number and Caption                    Heading in Prospectus
--------------------------------                    ---------------------

1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus...............        Outside Front Cover Page

2.   Inside Front and Outside Back
     Cover Pages of Prospectus..............        Inside Front Cover

3.   Summary of Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges.......................        Front Cover; Profile;
                                                    Investment Options

4.   Use of Proceeds........................        The Polaris II Variable
                                                    Annuity; Purchasing a
                                                    Polaris II Variable
                                                    Annuity; Investment
                                                    Options; Access to Your
                                                    Money

5.   Determination of Offering Price........        Not Applicable

6.   Dilution...............................        Not Applicable

7.   Selling Security Holders...............        Not Applicable

8.   Plan of Distribution...................        Purchasing a Polaris II
                                                    Variable Annuity; Access to
                                                    Your Money

9.   Description of Securities to be
     Registered.............................        The Polaris II Variable
                                                    Annuity; Annuity Income
                                                    Options; Investment
                                                    Options; Expenses

10.  Interests of Named Experts
     and Counsel............................        Not Applicable

11.  Information with Respect to
     the Registrant.........................        Other Information

12.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities........................        Not Applicable

                                                       [POLARIS II LOGO]

 P  R  O  F  I  L  E         This profile is a summary of some of the more
                             important points that you should know and
                   consider before purchasing the Polaris II Variable Annuity.
                   The sections in this profile correspond to sections in the accompanying prospectus which discuss the topics in more
         , 1998    detail. The annuity is more fully described in the
                   prospectus. Please read the prospectus carefully.

1.  THE POLARIS II VARIABLE ANNUITY

    The Polaris II Variable Annuity is a contract between you and First SunAmerica Life Insurance Company. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.

    Polaris II offers a diverse selection of money managers and investment options. You may divide your money among any or all of our 25 variable investment portfolios and 7 fixed investment options. Your investment is not guaranteed. The value of your Polaris II contract can fluctuate up or down, based on the performance of the underlying investments you select, and you may experience a loss.

    The variable investment portfolios offer professionally managed investment choices with goals ranging from capital preservation to aggressive growth. Your choices for the various investment options are found on the next page.

    The contract also offers 7 fixed investment options, for different time periods and each with a different interest rate that is guaranteed by First SunAmerica.

    Like most annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the variable investment portfolios to which your money is allocated and/or the interest rate earned on the fixed investment options. You may withdraw money from your contract during the Accumulation Phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. An IRS tax penalty may apply if you make withdrawals before age 59 1/2. During the Income Phase, you will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or a combination of both, depending on where your money is allocated. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.

2.  ANNUITY INCOME OPTIONS

    You can select from one of five annuity income options:

       (1) payments for your lifetime;
       (2) payments for your lifetime and your survivor's lifetime;
       (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 years;
       (4) payments for your lifetime, but for not less than 10 or 20 years; and
       (5) payments for a specified period of 5 to 30 years.

    You will also need to decide if you want your payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your annuity option. If your contract is part of a non-qualified retirement plan (one that is established with after tax dollars), payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For contracts which are part of a qualified retirement plan using before-tax dollars, the entire payment is taxable as income.

3.  PURCHASING A POLARIS II VARIABLE
    ANNUITY CONTRACT

    You can buy a contract through your financial representative, who can also help you complete the proper forms. For Non-qualified contracts, the minimum initial investment is $5,000 and subsequent amounts of $500 or more may be added to your contract at any time during the Accumulation Phase. For Qualified contracts, the minimum initial investment is $2,000 and subsequent amounts of $250 or more may be added to your contract at any time during the Accumulation Phase.

4.  INVESTMENT OPTIONS

    You may allocate money to the following variable investment portfolios of the Anchor Series Trust and/or the SunAmerica Series Trust:

    ANCHOR SERIES TRUST
      MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
          - Capital Appreciation Portfolio
          - Growth Portfolio
          - Natural Resources Portfolio
          - Government and Quality Bond Portfolio

    SUNAMERICA SERIES TRUST
      MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
          - Global Equities Portfolio
          - Alliance Growth Portfolio
          - Growth-Income Portfolio
      MANAGED BY DAVIS SELECTED ADVISERS, L.P.
          - Venture Value Portfolio
          - Real Estate Portfolio
      MANAGED BY FEDERATED INVESTORS
          - Federated Value Portfolio
          - Utility Portfolio
          - Corporate Bond Portfolio
      MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
      GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
          - Asset Allocation Portfolio
          - Global Bond Portfolio
      MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
          - International Diversified Equities Portfolio
          - Worldwide High Income Portfolio
      MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
          - Growth/Phoenix Investment Counsel Portfolio
          - Balanced/Phoenix Investment Counsel Portfolio
      MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
          - Putnam Growth Portfolio
          - International Growth and Income Portfolio
          - Emerging Markets Portfolio
      MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
          - Aggressive Growth Portfolio
          - SunAmerica Balanced Portfolio
          - High-Yield Bond Portfolio
          - Cash Management Portfolio

    You may also allocate money to the 1, 3, 5, 7 and 10 year fixed investment options and the 6-month and 1-year DCA account options. The interest rate may differ from time to time but will never be less than 3%. Once established, the rate will not change during the selected period. Your contract value will be adjusted up or down for withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period.

5.  EXPENSES

    Each year, we deduct a $30 contract maintenance fee from your contract. This fee is currently waived if the value of your contract is at least $50,000. We also deduct insurance charges which equal 1.52% annually of the average daily value of your contract allocated to the variable portfolios. The insurance charges include: Mortality and Expense Risk, 1.37%, and Distribution Expense, .15%.

    As with other professionally managed investments, there are also investment charges imposed on contracts with money allocated to the variable portfolios, which are estimated to range from .62% to 1.90%.

    If you take money out in excess of the amount allowed for in your contract, you may be assessed a withdrawal charge which is a percentage of the money you withdraw. The percentage declines with each year the money is in the contract as follows:

    ---------------------------------------------------

     YEAR               1   2   3   4   5   6   7   8+
    ---------------------------------------------------
     WITHDRAWAL
     CHARGE             7%  6%  5%  4%  3%  2%  1%  0%
    ---------------------------------------------------

    Each year, you are allowed to make 15 transfers without charge. After your first 15 free transfers, a $25 transfer fee will apply to each subsequent transfer.

    The following chart is designed to help you understand the charges in your contract. The column "Total Annual Charges" shows the total of the 1.52% insurance charges, the $30 contract maintenance fee and the investment charges for each variable portfolio. We converted the contract maintenance fee to a percentage using an assumed contract size of $40,000. The actual impact of this charge on your contract may differ from this percentage.

    The next two columns show two examples of the charges you would pay under the contract. The examples assume that you invested $1,000 in a contract which earns 5% annually and that you withdraw your money: (1) at the end of year 1, and (2) at the end of year 10. The premium tax is assumed to be 0% in both examples.


-----------------------------------------------------------------------------------------------------------------
                                                                                     EXAMPLES:
                                 TOTAL ANNUAL       TOTAL ANNUAL                   TOTAL EXPENSES  TOTAL EXPENSES
                                  INSURANCE          INVESTMENT     TOTAL ANNUAL     AT END OF       AT END OF
ANCHOR SERIES TRUST PORTFOLIO      CHARGES            CHARGES         CHARGES          1 YEAR         10 YEARS
-----------------------------------------------------------------------------------------------------------------
Capital Appreciation                 1.60%               .75%           2.35%           $ 24            $268
Growth                               1.60%               .81%           2.41%           $ 24            $274
Natural Resources                    1.60%               .94%           2.54%           $ 26            $287
Government and Quality Bond          1.60%               .71%           2.31%           $ 23            $264
-----------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST PORTFOLIO
Emerging Markets                     1.60%              1.90%           3.50%           $ 35            $377
International Diversified
  Equities                           1.60%              1.59%           3.19%           $ 32            $349
Global Equities                      1.60%              1.03%           2.63%           $ 27            $296
International Growth and
  Income                             1.60%              1.60%           3.20%           $ 32            $350
Aggressive Growth                    1.60%              1.05%           2.65%           $ 27            $298
Real Estate                          1.60%              1.25%           2.85%           $ 29            $317
Putnam Growth                        1.60%               .90%           2.50%           $ 25            $283
Growth/Phoenix                       1.60%               .74%           2.34%           $ 24            $267
Alliance Growth                      1.60%               .71%           2.31%           $ 23            $264
Venture Value                        1.60%               .85%           2.45%           $ 25            $278
Federated Value                      1.60%              1.05%           2.65%           $ 27            $298
Growth-Income                        1.60%               .72%           2.32%           $ 23            $265
Utility                              1.60%              1.05%           2.65%           $ 27            $298
Asset Allocation                     1.60%               .74%           2.34%           $ 24            $267
Balanced/Phoenix                     1.60%               .84%           2.44%           $ 25            $277
SunAmerica Balanced                  1.60%              1.00%           2.60%           $ 26            $293
Worldwide High Income                1.60%              1.18%           2.78%           $ 28            $310
High-Yield Bond                      1.60%               .77%           2.37%           $ 24            $270
Corporate Bond                       1.60%               .97%           2.57%           $ 26            $290
Global Bond                          1.60%               .89%           2.49%           $ 25            $282
Cash Management                      1.60%               .62%           2.22%           $ 22            $255
                                                                                                  -
  -
-----------------------------------------------------------------------------------------------------------------

               For more detailed information, see the Fee Tables
                        and Examples in the prospectus.
6.  TAXES

    Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a Non-qualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a Qualified contract (one that is established with before-tax dollars like an IRA), all amounts are taxable when they are withdrawn.

    When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income rate. You may be subject to a 10% IRS tax penalty for distributions or withdrawals before age 59 1/2.

7.  ACCESS TO YOUR MONEY

    During the first year, you may withdraw free of a withdrawal charge an amount that is equal to the penalty-free earnings in your contract as of the date you make the withdrawal or, if you participate in the Systematic Withdrawal Program, you may withdraw 10% of your total invested amount less any withdrawals made during the year. The penalty-free earnings amount is calculated by taking the value of your contract on the day you make the withdrawal and subtracting your total invested amount. After the first year, your maximum free withdrawal amount is the greater of: (1) the penalty-free earnings or (2) 10% of your total invested amount that has been invested for at least one year, less any withdrawals made during the year.

    Withdrawals in excess of these limits will be assessed a withdrawal charge. Withdrawals may be made from your contract in the amount of $1,000 or more. You may request a withdrawal in writing or by establishing systematic withdrawals. Under systematic withdrawals, the minimum withdrawal amount is $250.

    If you withdraw your entire contract value, you will not receive the benefit of any free withdrawal amount. After your money has been in the contract for seven full years, there are no withdrawal charges on that portion of the money that you have invested for at least seven full years. Of course, you may have to pay income tax and a 10% IRS tax penalty may apply if you are under age 59 1/2. Additionally, withdrawal charges are not assessed when a death benefit is paid.

  8.  PERFORMANCE

      As of the date of this prospectus, the sale of Polaris II contracts had not begun. Therefore, no performance information is presented here.

  9.  DEATH BENEFIT

      If you should die during the Accumulation Phase, your beneficiary will receive a death benefit.

      The death benefit is the greater of:

         (1) the value of your contract,
         (2) the money you put in less any withdrawals, or
         (3) the maximum of the anniversary values up to your 81st birthday. The anniversary value is equal to the value of your contract on the contract anniversary less any withdrawals plus any additional money you put in since that anniversary.

 10.  OTHER INFORMATION

      FREE LOOK: You may cancel your contract within ten days by mailing it to our Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the value of the variable portion of your contract plus any money you put into the fixed investment options. This amount may be more or less than the money you initially invested.

      ASSET ALLOCATION REBALANCING: If selected by you, this program seeks to keep your investment in line with your goals. We will maintain your specified allocation mix in the variable investment portfolios and the 1-year fixed investment option by readjusting your money on a calendar quarter, semiannual or annual basis.

      SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. Systematic withdrawals may also be electronically wired to your bank account. Of course, withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2.

      DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually in the equity and bond portfolios from any of the variable investment portfolios, the 1-year fixed investment option, the 6-month DCA account option or the 1-year DCA account option.

      AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $20 per month.

      CONFIRMATIONS AND QUARTERLY STATEMENTS: You will receive a confirmation of each transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.

 11.  INQUIRIES

      If you have questions about your contract or need to make changes, call your financial representative or contact us at:

         First SunAmerica Life Insurance Company
         Annuity Service Center
         P.O. Box 54299
         Los Angeles, California 90054-0299
         Telephone Number: (800) 99NY-SUN

      If money accompanies your correspondence, you should direct it to:

         First SunAmerica Life Insurance Company
         P.O. Box 100357
         Pasadena, California 91189-0357

                               [POLARIS II LOGO]

                                   PROSPECTUS
                                           , 1998

Please read this prospectus           FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
carefully before investing and        issued by
keep it for future reference.         FIRST SUNAMERICA LIFE INSURANCE COMPANY
  It contains important               in connection with
information about the                 FS VARIABLE SEPARATE ACCOUNT
Polaris II Variable Annuity.          The annuity has 31 investment choices - 7 fixed investment options and
                                      25 variable investment portfolios listed below. The 7 fixed investment
To learn more about the annuity       options include specified periods of 1, 3, 5, 7 and 10 years and DCA
offered by this prospectus, you       accounts for 6-month and 1-year periods. The 25 variable investment
can obtain a copy of the              portfolios are part of the Anchor Series Trust or the SunAmerica
Statement of Additional               Series Trust.
Information ("SAI") dated
         , 1998. The SAI has          ANCHOR SERIES TRUST:
been filed with the Securities          MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
and Exchange Commission ("SEC")           - Capital Appreciation Portfolio
and is incorporated by                    - Growth Portfolio
reference into this prospectus.           - Natural Resources Portfolio
The Table of Contents of the              - Government and Quality Bond Portfolio
SAI appears on page   of this
prospectus. For a free copy of        SUNAMERICA SERIES TRUST:
the SAI, call us at (800)               MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
99NY-SUN or write to us at our            - Global Equities Portfolio
Annuity Service Center, P.O.              - Alliance Growth Portfolio
Box 54299, Los Angeles,                   - Growth-Income Portfolio
California 90054-0299.                  MANAGED BY DAVIS SELECTED ADVISERS, L.P.
                                          - Venture Value Portfolio
In addition, the SEC maintains            - Real Estate Portfolio
a website (http://www.sec.gov)          MANAGED BY FEDERATED INVESTORS
that contains the SAI,                    - Federated Value Portfolio
materials incorporated by                 - Utility Portfolio
reference and other information           - Corporate Bond Portfolio
filed electronically with the           MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
SEC.                                    GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
                                          - Asset Allocation Portfolio
ANNUITIES INVOLVE RISKS,                  - Global Bond Portfolio
INCLUDING POSSIBLE LOSS OF              MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
PRINCIPAL, AND ARE NOT A                  - International Diversified Equities Portfolio
DEPOSIT OR OBLIGATION OF, OR              - Worldwide High Income Portfolio
GUARANTEED OR ENDORSED BY, ANY          MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
BANK. THEY ARE NOT FEDERALLY              - Growth/Phoenix Investment Counsel Portfolio
INSURED BY THE FEDERAL DEPOSIT            - Balanced/Phoenix Investment Counsel Portfolio
INSURANCE CORPORATION, THE              MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
FEDERAL RESERVE BOARD OR ANY              - Putnam Growth Portfolio
OTHER AGENCY.                             - International Growth and Income Portfolio
                                          - Emerging Markets Portfolio
                                        MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
                                          - Aggressive Growth Portfolio
                                          - SunAmerica Balanced Portfolio
                                          - High-Yield Bond Portfolio
                                          - Cash Management Portfolio

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                           TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                               TABLE OF CONTENTS
================================================================================

 GLOSSARY............................................     3

 FEE TABLES..........................................     4
       Owner Transaction Expenses....................     4
       Annual Separate Account Expenses..............     4
       Portfolio Expenses............................     4

 EXAMPLES............................................     5

 1.    THE POLARIS II VARIABLE ANNUITY...............     6

 2.    ANNUITY INCOME OPTIONS........................     6
       Allocation of Annuity Payments................     7
       Annuity Payments..............................     7
       Transfers During the Income Phase.............     7
       Deferment of Payments.........................     7

 3.    PURCHASING A POLARIS II VARIABLE
       ANNUITY CONTRACT..............................     7
       Allocation of Purchase Payments...............     7
       Accumulation Units............................     8
       Free Look.....................................     8

 4.    INVESTMENT OPTIONS............................     8
       Variable Investment Options...................     8
       Anchor Series Trust...........................     8
       SunAmerica Series Trust.......................     8
       Fixed Investment Options......................     9
       Market Value Adjustment.......................     9
       Transfers During the Accumulation Phase.......     9
       Dollar Cost Averaging Program.................    10
       Asset Allocation Rebalancing Program..........    10
       Principal Advantage Program...................    11
       Voting Rights.................................    11
       Substitution..................................    11

 5.    EXPENSES......................................    11
       Insurance Charges.............................    11
       Mortality and Expense Risk Charge.............    11
       Distribution Expense Charge...................    11
       Withdrawal Charges............................    11
       Investment Charges............................    12
       Contract Maintenance Fee......................    12
       Transfer Fee..................................    12
       Income Taxes..................................    12
       Reduction or Elimination of Certain Charges...    12

 6.    TAXES.........................................    12
       Annuity Contracts in General..................    12
       Tax Treatment of Distributions -
       Non-Qualified Contracts.......................    12
       Tax Treatment of Distributions -
       Qualified Contracts...........................    13
       Diversification...............................    13

 7.    ACCESS TO YOUR MONEY..........................    13
       Systematic Withdrawal Program.................    14
       Minimum Contract Value........................    14

 8.    PERFORMANCE...................................    14

 9.    DEATH BENEFIT.................................    14

 10.   OTHER INFORMATION.............................    15
       First SunAmerica..............................    15
       The Separate Account..........................    15
       The General Account...........................    15
       Distribution..................................    15
       Administration................................    15
       Legal Proceedings.............................    16
       Custodian.....................................    16
       Additional Information........................    16
       Selected Consolidated Financial Data..........    17
       Management Discussion and Analysis............    18
       Properties....................................    18
       Directors and Executive Officers..............    19
       Executive Compensation........................    20
       Security Ownership of Owners and Management...    20
       State Regulation..............................    20
       Independent Accountants.......................    20

 TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL
 INFORMATION.........................................    21

 FINANCIAL STATEMENTS................................    21

 APPENDIX A -- MARKET VALUE ADJUSTMENT...............    23

================================================================================
                                    GLOSSARY
================================================================================

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.

ACCUMULATION PHASE - The period during which you invest money in your contract.

ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S) - The person(s) on whose life (lives) we base annuity payments.

ANNUITY DATE - The date on which annuity payments are to begin, as selected by you.

ANNUITY UNITS - A measurement we use to calculate the amount of annuity payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY (IES) - The person(s) designated to receive any benefits under the contract if you or the Annuitant dies.

INCOME PHASE - The period during which we make annuity payments to you.

IRS - The Internal Revenue Service.

NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

PORTFOLIO(S) - The variable investment options available under the contract. Each Portfolio has its own investment objective and is invested in the underlying investments of the Anchor Series Trust or the SunAmerica Series Trust.

PURCHASE PAYMENTS - The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.

QUALIFIED (CONTRACT) - A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or individual retirement account ("IRA").

TRUSTS - Refers to the Anchor Series Trust and the SunAmerica Series Trust collectively.

================================================================================
                                   FEE TABLES
================================================================================

OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF EACH PURCHASE PAYMENT)
Year 1.....................   7%   Year 5.....................   3%
Year 2.....................   6%   Year 6.....................   2%
Year 3.....................   5%   Year 7.....................   1%
Year 4.....................   4%   Year 8+....................   0%
TRANSFER FEE................... No charge for first 15 transfers each year; thereafter, fee is
                                $25
CONTRACT MAINTENANCE FEE*...... $30
  *waived if contract value is $50,000 or more

  ANNUAL SEPARATE ACCOUNT EXPENSES
  (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)

  Mortality and Expense Risk Charge................   1.37%
  Distribution Expense Charge......................   0.15%
                                                      -----
      TOTAL SEPARATE ACCOUNT EXPENSES                 1.52%
                                                      ======

                               PORTFOLIO EXPENSES

                              ANCHOR SERIES TRUST
(AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S TWELVE-MONTH PERIOD ENDED
                               NOVEMBER 30, 1996)

                                                                 MANAGEMENT          OTHER         TOTAL ANNUAL
                            PORTFOLIO                                FEE           EXPENSES          EXPENSES
    ============================================================================================================
    Capital Appreciation                                              .67%            .08%               .75%*
    ------------------------------------------------------------------------------------------------------------
    Growth                                                            .73%            .08%               .81%*
    ------------------------------------------------------------------------------------------------------------
    Natural Resources                                                 .75%            .19%               .94%*
    ------------------------------------------------------------------------------------------------------------
    Government and Quality Bond                                       .62%            .09%               .71%*
    ============================================================================================================

                            SUNAMERICA SERIES TRUST
    (AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S FISCAL YEAR ENDED
                               NOVEMBER 30, 1996)

                                                                 MANAGEMENT          OTHER         TOTAL ANNUAL
                            PORTFOLIO                                FEE           EXPENSES          EXPENSES
    ============================================================================================================
    Emerging Markets**                                               1.25%            .65%              1.90%
    ------------------------------------------------------------------------------------------------------------
    International Diversified Equities                               1.00%            .59%              1.59%
    ------------------------------------------------------------------------------------------------------------
    Global Equities                                                   .80%            .23%              1.03%
    ------------------------------------------------------------------------------------------------------------
    International Growth and Income**                                1.00%            .60%              1.60%
    ------------------------------------------------------------------------------------------------------------
    Aggressive Growth                                                 .75%            .30%              1.05%*
    ------------------------------------------------------------------------------------------------------------
    Real Estate**                                                     .80%            .45%              1.25%
    ------------------------------------------------------------------------------------------------------------
    Putnam Growth***                                                  .82%            .08%               .90%
    ------------------------------------------------------------------------------------------------------------
    Growth/Phoenix                                                    .66%            .08%               .74%
    ------------------------------------------------------------------------------------------------------------
    Alliance Growth                                                   .64%            .07%               .71%
    ------------------------------------------------------------------------------------------------------------
    Venture Value                                                     .77%            .08%               .85%
    ------------------------------------------------------------------------------------------------------------
    Federated Value                                                   .75%            .30%              1.05%*
    ------------------------------------------------------------------------------------------------------------
    Growth-Income                                                     .64%            .08%               .72%
    ------------------------------------------------------------------------------------------------------------
    Utility                                                           .75%            .30%              1.05%*
    ------------------------------------------------------------------------------------------------------------
    Asset Allocation                                                  .65%            .09%               .74%
    ------------------------------------------------------------------------------------------------------------
    Balanced/Phoenix                                                  .70%            .14%               .84%
    ------------------------------------------------------------------------------------------------------------
    SunAmerica Balanced                                               .70%            .30%              1.00%*
    ------------------------------------------------------------------------------------------------------------
    Worldwide High Income                                            1.00%            .18%              1.18%
    ------------------------------------------------------------------------------------------------------------
    High-Yield Bond                                                   .68%            .09%               .77%
    ------------------------------------------------------------------------------------------------------------
    Corporate Bond                                                    .70%            .27%               .97%
    ------------------------------------------------------------------------------------------------------------
    Global Bond                                                       .73%            .16%               .89%
    ------------------------------------------------------------------------------------------------------------
    Cash Management                                                   .54%            .08%               .62%
    ============================================================================================================

  * Annualized

 ** The percentages are based on estimated amounts for the current fiscal year.

*** As of April 16, 1997, the Provident Growth Portfolio was renamed the Putnam
    Growth Portfolio, managed by Putnam Investment Management, Inc. The expenses shown here are those of the former Provident Growth Portfolio managed by Provident Investment Counsel.

       THE ABOVE PORTFOLIO EXPENSES WERE PROVIDED BY THE TRUSTS. WE HAVE NOT
              INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

================================================================================
                                    EXAMPLES
================================================================================

You will pay the following expenses on a $1,000 investment in each Portfolio, assuming a 5% annual return on assets and:

        (a) surrender of the contract at the end of the stated time period;
        (b) if the contract is not surrendered or annuitized.

PORTFOLIO                                     1 YEAR     3 YEARS
================================================================================
Capital Appreciation                          (a) $ 94    (a)$123
                                              (b) $ 24    (b)$ 73
----------------------------------------------------------------
Growth                                        (a) $ 94    (a)$125
                                              (b) $ 24    (b)$ 75
----------------------------------------------------------------
Natural Resources                             (a) $ 96    (a)$129
                                              (b) $ 26    (b)$ 79
----------------------------------------------------------------
Government and Quality Bond                   (a) $ 93    (a)$122
                                              (b) $ 23    (b)$ 72
----------------------------------------------------------------
Emerging Markets                              (a) $105    (a)$157
                                              (b) $ 35    (b)$107
----------------------------------------------------------------
International Diversified Equities            (a) $102    (a)$148
                                              (b) $ 32    (b)$ 98
----------------------------------------------------------------
Global Equities                               (a) $ 97    (a)$132
                                              (b) $ 27    (b)$ 82
----------------------------------------------------------------
International Growth and Income               (a) $102    (a)$148
                                              (b) $ 32    (b)$ 98
----------------------------------------------------------------
Aggressive Growth                             (a) $ 97    (a)$132
                                              (b) $ 27    (b)$ 82
----------------------------------------------------------------
Real Estate                                   (a) $ 99    (a)$138
                                              (b) $ 29    (b)$ 88
----------------------------------------------------------------
Putnam Growth                                 (a) $ 95    (a)$128
                                              (b) $ 25    (b)$ 78
----------------------------------------------------------------
Growth/Phoenix Investment Counsel             (a) $ 94    (a)$123
                                              (b) $ 24    (b)$ 73
----------------------------------------------------------------
Alliance Growth                               (a) $ 93    (a)$122
                                              (b) $ 23    (b)$ 72
Venture Value                                 (a) $ 95    (a)$126
                                              (b) $ 25    (b)$ 76
----------------------------------------------------------------
Federated Value                               (a) $ 97    (a)$132
                                              (b) $ 27    (b)$ 82
----------------------------------------------------------------
Growth-Income                                 (a) $ 93    (a)$122
                                              (b) $ 23    (b)$ 72
----------------------------------------------------------------
Utility                                       (a) $ 97    (a)$132
                                              (b) $ 27    (b)$ 82
----------------------------------------------------------------
Asset Allocation                              (a) $ 94    (a)$123
                                              (b) $ 24    (b)$ 73
----------------------------------------------------------------
Balanced/Phoenix Investment Counsel           (a) $ 95    (a)$126
                                              (b) $ 25    (b)$ 76
----------------------------------------------------------------
SunAmerica Balanced                           (a) $ 96    (a)$131
                                              (b) $ 26    (b)$ 81
----------------------------------------------------------------
Worldwide High Income                         (a) $ 98    (a)$136
                                              (b) $ 28    (b)$ 86
----------------------------------------------------------------
High-Yield Bond                               (a) $ 94    (a)$124
                                              (b) $ 24    (b)$ 74
----------------------------------------------------------------
Corporate Bond                                (a) $ 96    (a)$130
                                              (b) $ 26    (b)$ 80
----------------------------------------------------------------
Global Bond                                   (a) $ 95    (a)$127
                                              (b) $ 25    (b)$ 77
----------------------------------------------------------------
Cash Management                               (a) $ 92    (a)$119
                                              (b) $ 22    (b)$ 69
----------------------------------------------------------------

================================================================================

EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you would incur directly and indirectly by investing in the contract.

2. For certain Portfolios, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the lesser of the maximum allowed by any applicable state expense limitations or the following percentages of each Portfolio's average net assets: Aggressive Growth (1.05%); Federated Value (1.05%); SunAmerica Balanced (1.00); Utility (1.05%); Emerging Markets (1.90%); International Growth and Income (1.60%); and Real Estate (1.25%). The adviser also may voluntarily waive or reimburse additional amounts to increase a Portfolio's investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, the adviser may recoup any waivers or reimbursements within the following two years, provided that the Portfolio is able to make such payment and remain in compliance with the foregoing expense limitations.

3. The Examples assume that no transfer fees were imposed. Although premium taxes may apply in certain states, they are not reflected in the Examples.

4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

  AS OF THE DATE OF THIS PROSPECTUS, THE SALE OF POLARIS II CONTRACTS HAD NOT
   BEGUN AND THE PORTFOLIOS DID NOT HAVE ANY ASSETS. THEREFORE, NO CONDENSED
                    FINANCIAL INFORMATION IS PRESENTED HERE.

==============================================================================
                      1. THE POLARIS II VARIABLE ANNUITY
==============================================================================

An annuity is a contract between you, as the owner, and an insurance company. The contract provides tax deferral for your earnings, as well as a death benefit and a guaranteed income in the form of annuity payments beginning on a date you select. Until you decide to begin receiving annuity payments, your annuity is in the Accumulation Phase. Once you begin receiving annuity payments, your contract switches to the Income Phase. If you die during the Accumulation Phase, the insurance company guarantees a death benefit to your Beneficiary.

The Polaris II Variable Annuity Contract is issued by First SunAmerica Life Insurance Company ("First SunAmerica"), a stock life insurance company organized under the laws of the state of New York. Its principal business address is 733 Third Avenue, 4th Floor, New York, New York 10017. First SunAmerica conducts life insurance and annuity business in the state of New York. First SunAmerica is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation.

During the Accumulation Phase, the value of your annuity benefits from tax deferral. This means your earnings accumulate on a tax-deferred basis until you take money out of your contract. The Income Phase occurs if you decide to receive annuity payments. You select the date on which annuity payments are to begin.

The contract is called a variable annuity because you can choose among 25 variable investment Portfolios. Depending upon market conditions, you can make or lose money in any of these Portfolios. If you allocate money to the Portfolios, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the investment performance of the Portfolio(s) you select. The amount of the annuity payments you receive during the Income Phase from the variable portion of your contract also depends upon the investment performance of the Portfolios you select for the Income Phase.

The contract also contains 7 fixed investment options. Your money will earn interest at the rate set by First SunAmerica. The interest rate is guaranteed by First SunAmerica for the time you agree to leave your money in the fixed investment option. We currently offer fixed investment options for 1, 3, 5, 7 and 10 year periods and DCA account options for 6-month and 1-year periods. If you allocate money to the fixed investment options, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the total interest credited to your contract. An adjustment to your contract will apply to withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period. The amount of annuity payments you receive during the Income Phase from the fixed portion of your contract will remain level for the entire Income Phase.

================================================================================
                           2. ANNUITY INCOME OPTIONS
================================================================================

When you switch to the Income Phase, you will receive regular income payments under the contract. Annuity payments will be made on a monthly, quarterly, semiannual or annual basis. You can choose to have your annuity payments sent to you by check or electronically wired to your bank.

You select the date on which annuity payments are to begin, which must be the first day of a month and must be at least two years after the date your contract is issued. We call this the Annuity Date. You may change your Annuity Date at least seven days prior to the date that your payments are to begin. However, annuity payments must begin by your 90th birthday. If no Annuity Date is selected, annuity payments will begin on your 90th birthday. If the Annuity Date is past your 85th birthday, it is possible that the contract would not be treated as an annuity and you may incur adverse tax consequences.

The Annuitant is the person on whose life annuity payments are based. You may change the Annuitant at any time prior to the Annuity Date if you are an individual designated as the owner of the contract. You may also designate a second person on whose life annuity payments are based. If the Annuitant dies before the Annuity Date, you must notify us and designate a new Annuitant.

If you do not choose an annuity income option, annuity payments will be made in accordance with option 4 (below) for 10 years. If the annuity payments are for joint lives, then we will make payments in accordance with option 3. We may pay the annuity in one lump sum if your contract is less than $5,000. Likewise, if your annuity payments would be less than $20 monthly, we have the right to change the frequency of your payment to be on a quarterly, semiannual or annual basis so that your annuity payments are at least $20. Annuity payments will be made to you unless you designate another person to receive them. In that case, you must notify us in writing at least thirty days before the Annuity Date. You will remain fully responsible for any taxes related to the annuity payments.

The contract offers 5 annuity income options. Other annuity income options may be available in the future.

     OPTION 1 - LIFE INCOME

Under this option, we will make annuity payments as long as the Annuitant is alive. Annuity payments stop when the Annuitant dies.

     OPTION 2 - JOINT AND SURVIVOR ANNUITY

Under this option, we will make annuity payments as long as the Annuitant and a designated second person are alive. Upon the death of either person, we will continue to make annuity payments so long as the survivor is alive. You choose the amount of the annuity payments to the survivor, which can be equal to 100%, 66.66% or 50% of the full amount. Annuity payments stop upon the death of the survivor.

     OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEARS GUARANTEED

This option is similar to option 2 above, with the additional guarantee that payments will be made for at least 10 years. If the Annuitant and designated second person die before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 4 - LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to option 1 above, with the additional guarantee that payments will be made for at least 10 or 20 years, as selected by you. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 5 - INCOME FOR A SPECIFIED PERIOD

Under this option, we will make annuity payments for any period of time from 5 to 30 years, as selected by you. However, the period must be for full 12-month periods. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary. This option does not contain an element of mortality risk. Therefore, you will not get the benefit of the mortality component of the mortality and expense risk charge if this option is selected.

ALLOCATION OF ANNUITY PAYMENTS

On the Annuity Date, if your money is invested in the fixed investment options, your annuity payments will be fixed in amount. If your money is invested in the variable Portfolios, your annuity payments will vary depending on the investment performance of the Portfolios. If you have money in the fixed and variable investment options, your annuity payments will be based on the investment allocations. You may not convert between fixed and variable payments once annuity payments begin.

ANNUITY PAYMENTS

If you choose to have any portion of your annuity payments come from the variable Portfolios, the dollar amount of your payment will depend upon three things: (1) the value of your contract in the Portfolios on the Annuity Date,
(2) the 3.5% assumed investment rate used in the annuity table for the contract and (3) the performance of the Portfolios you selected. If the actual performance exceeds the 3.5% assumed rate, your annuity payments will increase. Similarly, if the actual rate is less than 3.5%, your annuity payments will decrease. The SAI contains detailed information and sample calculations.

TRANSFERS DURING THE INCOME PHASE

Transfers are subject to the same limitations as transfers during the Accumulation Phase. (See "Investment Options - Transfers During the Accumulation Phase"). However, you can only make one transfer each month. You may not transfer money from the fixed investment options to the variable Portfolios, from the variable Portfolios to the fixed investment options or among the fixed investment options during the Income Phase. You may transfer money among the variable Portfolios.

DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by state law. Interest will be credited to you during the deferral period.

================================================================================
                          3. PURCHASING A POLARIS II
                                VARIABLE ANNUITY
================================================================================

A Purchase Payment is the money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it. You can purchase a Non-qualified contract with a minimum initial investment of $5,000 and a Qualified contract with a minimum initial investment of $2,000. The maximum we accept is $1,000,000 without prior approval. Payments in amounts of $500 or more may be added to your Non-qualified contract ($250 or more for Qualified contracts) at any time during the Accumulation Phase. You can make scheduled subsequent Purchase Payments of $20 or more per month by enrolling in the Automatic Payment Plan.

We may refuse any Purchase Payment. In general, we will not issue a Non-qualified contract to anyone who is over age 85 or a Qualified contract to anyone who is age 70 1/2 or older unless you can show that the minimum distributions required by the IRS are being made.

ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, you will allocate your Purchase Payment to the variable investment Portfolios and/or the fixed investment options. If you make additional Purchase Payments, we will allocate them in the same way unless you tell us otherwise.

Once we receive your Purchase Payment and a complete application at our principal place of business, we will issue your contract and allocate your first Purchase Payment within two business days. If you do not give us all the necessary information, we will contact you to obtain it. If we are unable to complete this process within five business days, we will either send back your money or get your permission to keep it until we get all the necessary information.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the Portfolio(s) you choose. In order to keep track of the value of your contract, we use a unit of measure called an Accumulation Unit, which works like a share of a mutual fund. During the Income Phase, we call them Annuity Units.

The value of an Accumulation Unit is determined each day that the New York Stock Exchange ("NYSE") is open. We calculate an Accumulation Unit value for each Portfolio after the NYSE closes each day. We do this by:

     (1) determining the total value of money invested in the particular Portfolio;

     (2) subtracting from that amount any insurance charges and any other charges such as taxes; and

     (3) dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit may go up or down from day to day. When you make a Purchase Payment, we credit your contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount of the Purchase Payment allocated to a Portfolio by the value of the Accumulation Unit for that Portfolio.

     EXAMPLE:

     We receive a $25,000 Purchase Payment from you on Wednesday. You want the money to go to the Global Bond Portfolio. We determine that the value of an Accumulation Unit for the Global Bond Portfolio is $11.10 when the NYSE closes on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2252.252 Accumulation Units for the Global Bond Portfolio.

FREE LOOK

If you change your mind about owning this contract, you can cancel it within ten days after receiving it by mailing it back to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. You will receive back whatever the value of the variable portion of your contract is on the day we receive your request plus any Purchase Payment in the fixed investment options. This amount may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.

If you purchase your contract as an IRA, we may be required to return your Purchase Payment. If that is the case, we reserve the right to put your money in the Cash Management Portfolio during the free look period. At the end of the period, we will reallocate your money as you selected. If you cancel your contract during the free look period, we will return to you the greater of your Purchase Payments or the value of your contract.
================================================================================
                             4. INVESTMENT OPTIONS
================================================================================

VARIABLE INVESTMENT OPTIONS

The contract offers 25 variable investment Portfolios which invest in shares of the Anchor Series Trust or the SunAmerica Series Trust. These Portfolios are listed below. Additional Portfolios may be available in the future. SunAmerica Asset Management Corp., an indirect wholly owned subsidiary of SunAmerica Inc., is the investment adviser for both Trusts. The Trusts serve as underlying investments for other variable contracts sold by First SunAmerica, its affiliate, Anchor National Life Insurance Company, and other unaffiliated insurance companies. Neither First SunAmerica nor the Trusts believes offering shares of the Trusts in this manner will be disadvantageous to you. We will monitor the Trusts for any conflicts that may arise between contract owners. Additional information is contained in the prospectuses for the Trusts.

     ANCHOR SERIES TRUST

Wellington Management Company, LLP serves as subadviser to the Anchor Series Trust Portfolios. Anchor Series Trust has Portfolios in addition to those listed below which are not available for investment under the contract. The 4 available Portfolios are:

  MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP

       - Capital Appreciation Portfolio
       - Growth Portfolio
       - Natural Resources Portfolio
       - Government and Quality Bond Portfolio

     SUNAMERICA SERIES TRUST

Various subadvisers provide investment advice for the SunAmerica Series Trust Portfolios. The 21 Portfolios and the subadvisers are:

   MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.

       - Global Equities Portfolio
       - Alliance Growth Portfolio
       - Growth-Income Portfolio

   MANAGED BY DAVIS SELECTED ADVISERS, L.P.

       - Venture Value Portfolio
       - Real Estate Portfolio

   MANAGED BY FEDERATED INVESTORS

       - Federated Value Portfolio
       - Utility Portfolio
       - Corporate Bond Portfolio

   MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
   GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

       - Asset Allocation Portfolio
       - Global Bond Portfolio

   MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.

       - International Diversified Equities Portfolio
       - Worldwide High Income Portfolio

   MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.

       - Growth/Phoenix Investment Counsel Portfolio
       - Balanced/Phoenix Investment Counsel Portfolio

   MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.

       - Putnam Growth Portfolio
       - International Growth and Income Portfolio
       - Emerging Markets Portfolio

   MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
       - Aggressive Growth Portfolio
       - SunAmerica Balanced Portfolio
       - High-Yield Bond Portfolio
       - Cash Management Portfolio

YOU SHOULD READ THE PROSPECTUSES FOR THE ANCHOR SERIES TRUST AND THE SUNAMERICA SERIES TRUST CAREFULLY BEFORE INVESTING. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE PORTFOLIOS AND ARE ATTACHED TO THIS PROSPECTUS.

FIXED INVESTMENT OPTIONS

The contract also offers 7 fixed investment options. We currently offer fixed investment options for 1, 3, 5, 7, and 10 year periods and for contract owners participating in the Dollar Cost Averaging Program, DCA account options for 6-month and 1-year periods. The fixed investment options offer interest rates that are guaranteed by First SunAmerica. Interest rates may differ from time to time due to changes in market conditions but will not be less than 3%. The interest rates offered for a specified period for new Purchase Payments may differ from the interest rates offered for money already in the fixed investment option. Once an interest rate is established, it will not change during the specified period. The interest rates are set at First SunAmerica's sole discretion.

If you have money allocated to the 1, 3, 5, 7 or 10 year fixed investment options, you can renew for another 1, 3, 5, 7 or 10 year period or put your money into one or more of the variable Portfolios after the end of the specified period. Unless you specify otherwise before the end of the period, we will keep your money in the fixed investment option for the same period you previously selected. You will receive the interest rate then in effect.

The 1-year fixed investment option and the 6-month and 1-year DCA accounts are not registered under the Securities Act of 1933 and are not subject to other provisions of the Investment Company Act of 1940.

     MARKET VALUE ADJUSTMENT

NOTE: THE FOLLOWING DISCUSSION APPLIES TO THE 3, 5, 7 AND 10 YEAR FIXED INVESTMENT OPTIONS ONLY.

If you take your money out of the fixed investment options (whether by withdrawal, transfer or annuitization) before the end of the specified period, we will make an adjustment to the value of your contract. This adjustment, called a "market value adjustment," can increase or decrease the value of your contract. The market value adjustment reflects the differing interest rate environments between the time you put your money into the fixed investment option and the time you take your money out of the fixed investment option.

We calculate the market value adjustment by comparing the interest rate you received on the money you put into the fixed investment option against the interest rate we are currently offering to contract owners for the period of time remaining in the specified period. If we do not offer an interest rate for that period, the interest rate will be determined by linear interpolation between interest rates for the two nearest periods that are available.

Generally, if interest rates have dropped between the time you put your money into the fixed investment option and the time you take it out, there will be a positive adjustment to the value of your contract. Conversely, if interest rates have increased between the time you put your money into the fixed investment option and the time you take it out, there will be a negative adjustment to the value of your contract.

If the market value adjustment is negative, it will be assessed first against any money remaining in the fixed investment option and then against the money you take out of the fixed investment option. If the market value adjustment is positive, it will be added to the amount you take out of the fixed account.

Appendix A provides more information about how we calculate the market value adjustment and gives some examples of the impact of the adjustment.

TRANSFERS DURING THE ACCUMULATION PHASE

You can transfer money among the Portfolios and the fixed investment options by written request or by telephone. You can make fifteen transfers every year without charge. We measure a year from the anniversary of the day we issued your contract. If you make more than 15 transfers in a year, there is a $25 transfer fee for each transfer thereafter. Transfers under Dollar Cost Averaging are included as part of your 15 free transfers each year. However, transfers under Asset Allocation Rebalancing are not counted against your 15 free transfers each year.

The minimum amount you can transfer is $100. You cannot make a partial transfer if the value of the Portfolio from which the transfer is being made would be less than $100 after the transfer. Your request for transfer must clearly state which investment options are involved and the amount. We will accept transfers by telephone unless you specify otherwise on your contract application. We have in place procedures to provide reasonable assurance that instructions given to us by telephone are genuine. Thus, we disclaim all liability for any claim, loss or expense from any error. If we fail to use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We reserve the right to modify, suspend or terminate the transfer provisions at any time. We also reserve the right to waive the $100 minimum amount for Dollar Cost Averaging and Asset Allocation Rebalancing.

DOLLAR COST AVERAGING PROGRAM

The Dollar Cost Averaging Program allows you to systematically transfer a set amount or percentage from one variable Portfolio or the 1-year fixed investment option to any other variable Portfolio(s). You can also select to transfer the entire value in a variable Portfolio or the 1-year fixed investment option in a stated number of transfers. Transfers may be on a monthly or quarterly basis. You can change the amount or frequency at any time by notifying us in writing. The minimum amount that can be transferred is $100.

You may also set up dollar cost averaging using the 6-month or 1-year DCA accounts when you make either your initial Purchase Payment or a subsequent Purchase Payment. In that case, all your money in that account will be transferred to the variable Portfolio(s) in a maximum of 6 monthly transfers by the end of the 6-month period or in either 12 or 4 transfers by the end of the 1-year period, depending on the option and frequency you selected. Once selected, you cannot change the option or frequency. The minimum amount that can be transferred from the DCA accounts is also $100. We reserve the right to adjust the number of transfers in order to meet the minimum transfer amount. You cannot transfer money from the variable Portfolio(s) or fixed investment options into the DCA accounts.

The interest rate offered for the 6-month and 1-year DCA accounts may be different from the interest rate offered to contract owners using the 1-year fixed investment option for this program. If you terminate this program and are dollar cost averaging from the DCA accounts, any money remaining in the DCA accounts will be automatically transferred to the 1-year fixed investment option and earn the interest rate then in effect for that investment option unless you specify another fixed or variable investment option.

By allocating amounts on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. However, there is no assurance that you will make a greater profit. You are still subject to loss in a declining market. Dollar cost averaging involves continuous investment in securities regardless of fluctuating price levels. You should consider your financial ability to continue to invest through periods of fluctuating prices.

Transfers under the program are included as part of your 15 free transfers each year. However, any transfers from the DCA accounts upon termination of this program will not be counted against your 15 free transfers. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to gradually move $750 each quarter from the Cash Management Portfolio to the Aggressive Growth Portfolio over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

-----------------------------------------
             ACCUMULATION      UNITS
  QUARTER        UNIT        PURCHASED
-----------------------------------------
     1          $ 7.50          100
     2          $ 5.00          150
     3          $10.00           75
     4          $ 7.50          100
     5          $ 5.00          150
     6          $ 7.50          100
-----------------------------------------

     You paid an average price of only $6.67 per Accumulation Unit over the six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high.

ASSET ALLOCATION REBALANCING PROGRAM

Once your money has been allocated among the investment options, the earnings may cause the percentage invested in each investment option to differ from your original percentage allocations. You can direct us to automatically rebalance your contract to return to your original percentage allocations by selecting our Asset Allocation Rebalancing Program. Rebalancing may be on a calendar quarter, semiannual or annual basis. Rebalancing will occur on the last business day of the month for the period you selected.

Transfers under the program are not counted against your 15 free transfers each year. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want your initial Purchase Payment split between two Portfolios. You want 50% in the Corporate Bond Portfolio and 50% in the Growth Portfolio. Over the next calendar quarter, the bond market does very well while the stock market performs poorly. At the end of the calendar quarter, the Corporate Bond Portfolio now represents 60% of your holdings because it has increased in value and the Growth Portfolio represents 40% of your holdings. If you had chosen quarterly rebalancing, on the last day of that quarter, we would sell some of your units in the Corporate Bond Portfolio to bring its holdings back to 50% and use the money to buy more units in the Growth Portfolio to increase those holdings to 50%.

PRINCIPAL ADVANTAGE PROGRAM

The Principal Advantage Program allows you to allocate Purchase Payments to a fixed investment option and one or more variable Portfolios without any market risk to your principal. You decide how much you want to invest and when you would like a return of your principal. We will calculate how much of your Purchase Payment needs to be allocated to the 1, 3, 5, 7 or 10 year fixed investment options to ensure that this money will grow to equal the full amount of your Purchase Payment by the end of the selected period. The rest of your Purchase Payment may then be divided among the variable Portfolios where it has the potential to achieve greater growth.

We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in 7 years. If the 7-year fixed investment option is offering a 7% interest rate, we will allocate $62,275 to the 7-year fixed investment option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $37,725 may be allocated among the variable Portfolios, as determined by you, to provide opportunity for greater growth.

VOTING RIGHTS

First SunAmerica is the legal owner of the Trusts' shares. However, when a Portfolio solicits proxies in conjunction with a vote of shareholders, we are required to obtain from you instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our behalf. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

SUBSTITUTION

If any of the Portfolios you selected are no longer available, we may be required to substitute shares of another Portfolio. We will seek prior approval of the SEC and give you notice before doing this.

================================================================================
                                  5. EXPENSES
================================================================================

There are charges and other expenses associated with the contract that will reduce your investment return. These charges and expenses are described below.

INSURANCE CHARGES

Each day, we make a deduction for our insurance charges. This is done as part of our calculation of the value of the Accumulation Units during the Accumulation Phase and the Annuity Units during the Income Phase. The insurance charges consist of the mortality and expense risk and the distribution expense charge.

     MORTALITY AND EXPENSE RISK CHARGE

This charge is equal, on an annual basis, to 1.37% of the daily value of the contract invested in a Portfolio. This charge is for our obligation to make annuity payments, to provide the death benefits and for assuming the risk that the current charges will be insufficient in the future to cover the cost of administering the contract.

If the charges under the contract are not sufficient, we will bear the loss. We will not increase this charge. We may use any profits from this charge to pay for the costs of distributing the contract.

     DISTRIBUTION EXPENSE CHARGE

This charge is equal, on an annual basis, to .15% of the daily value of the contract invested in a Portfolio. This charge is for all expenses associated with the distribution of the contract. These expenses include preparing the contract, confirmations and statements, providing sales support, and maintaining contract records. If this charge is not enough to cover the costs of distributing the contract, we will bear the loss.

WITHDRAWAL CHARGES

Withdrawals in excess of your free withdrawal amount, as described in more detail under "Access To Your Money," will be assessed a withdrawal charge. You will not receive the benefit of any free withdrawal amount if you withdraw your entire contract value.

We keep track of each Purchase Payment and assess a charge based on the length of time a Purchase Payment is in your contract before it is withdrawn. After a Purchase Payment has been in your contract for seven years, no withdrawal charges are assessed on withdrawals of that Purchase Payment.

The withdrawal charge is assessed as a percentage of the Purchase Payment you withdraw, which declines each year the Purchase Payment is in the contract as follows:

-----------------------------------------------------------------------------------
           YEAR                1      2      3      4      5      6      7      8+
-----------------------------------------------------------------------------------
     WITHDRAWAL CHARGE        7%     6%     5%     4%     3%     2%     1%     0%
-----------------------------------------------------------------------------------

If the withdrawal is for only part of the contract, we will deduct the withdrawal charge from the remaining value in your contract. For purposes of calculating the withdrawal charge, we treat withdrawals as coming from the oldest Purchase Payment first. However, for tax purposes, earnings are considered withdrawn first.

We will not assess a withdrawal charge for money withdrawn to pay a death benefit or for annuity payments during the Income Phase.

INVESTMENT CHARGES

If you have money allocated to the variable Portfolios, there are deductions from and expenses paid out of the assets of the various Portfolios. These investment charges are summarized in the Fee Tables. For more detailed information, you should refer to the prospectuses for the Anchor Series Trust and the SunAmerica Series Trust.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we will deduct a $30 contract maintenance fee from your contract on each contract anniversary. This fee is for expenses incurred to establish and maintain your contract. This fee cannot be increased. If you make a complete withdrawal from your contract, the entire contract maintenance fee will be deducted prior to the withdrawal.

We will not deduct the contract maintenance fee if the value of your contract is $50,000 or more when the deduction is to be made. We may discontinue this practice at any time.

TRANSFER FEE

You can make 15 free transfers every year. We measure a year from the day we issue your contract. If you make more than 15 transfers a year, we will deduct a $25 transfer fee on each subsequent transfer.

INCOME TAXES

Although we do not currently deduct any income taxes borne under your contract, we reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CERTAIN CHARGES

We will reduce or eliminate the amount of certain insurance charges when the contract is sold to groups of individuals under circumstances which reduce its sales expenses. We will determine the eligibility of such groups by considering the following factors: (1) the size of the group; (2) the total amount of Purchase Payments we expect to receive from the group; (3) the nature of the purchase and the persistency we expect in that group; (4) the purpose of the purchase and whether that purpose makes it likely that expenses will be reduced; and (5) any other circumstances which we believe to be relevant in determining whether reduced sales expenses may be expected.

================================================================================
                                    6. TAXES
================================================================================

NOTE: WE HAVE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF THE ANNUITY.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, you will not be taxed on the earnings in your annuity contract until you take the money out. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.

If you do not purchase your contract under a pension plan, specially sponsored program or an individual retirement account, your contract is referred to as a Non-qualified contract and receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

If you purchase your contract under a pension plan, specially sponsored program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: Individual Retirement Annuities, Tax-Sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS-
NON-QUALIFIED CONTRACTS

If you make a withdrawal from a Non-qualified contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For annuity payments, any portion of each payment that is considered a return of your Purchase Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC further provides for a 10% tax penalty on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS-
QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract or on any earnings and therefore, any amount you take out as a withdrawal or as annuity payments will be taxable income. The IRC further provides for a 10% tax penalty on any withdrawal or annuitization paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; and, except in the case of an IRA as to the following (5) after you separate from service after attaining age 55; (6) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; and (7) to an alternate payee pursuant to a qualified domestic relations order.

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2;
(2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) in the case of hardship. In the case of hardship, the owner can only withdraw an amount equal to Purchase Payments and not any earnings.

DIVERSIFICATION

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity in order to be treated as a variable annuity for tax purposes. We believe that the variable Portfolios are being managed so as to comply with these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not First SunAmerica, would be considered the owner of the shares of the Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among portfolios or the number and type of portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the variable investment Portfolios.

Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.


================================================================================
                            7. ACCESS TO YOUR MONEY
================================================================================

Under your contract, money can be accessed in the following ways: (1) by making a withdrawal, either for a part of the value of your contract or for the entire value of your contract during the Accumulation Phase; (2) by receiving annuity payments during the Income Phase; and (3) when a death benefit is paid to your Beneficiary.

Generally, withdrawals are subject to a withdrawal charge, a market value adjustment if the money is withdrawn from the 3, 5, 7 or 10 year fixed investment options and, if you withdraw your entire contract value, premium taxes and a contract maintenance fee. (See "Expenses" for more complete information).

Your contract provides for a free withdrawal amount. For purposes of calculating your free withdrawal amount, there are some special terms you should know and understand how we define and calculate them.

Your "total invested amount" is equal to the sum of all your Purchase Payments less any amounts previously withdrawn that incurred a withdrawal charge, and less any Purchase Payments withdrawn that were not subject to a withdrawal charge. A "penalty-free earnings" amount is also calculated by taking the value of your contract on the day you make the withdrawal and subtracting your total invested amount. Any free withdrawals made in excess of your penalty-free earnings will be considered a withdrawal of future penalty-free earnings and therefore not a withdrawal of your total invested amount.

During the first year, your free withdrawal amount is equal to the penalty-free earnings in your contract as of the date you make the withdrawal or, if you participate in the Systematic Withdrawal Program, you may withdraw 10% of your total invested amount less any withdrawals made during the year. After the first year, your maximum free withdrawal amount is the greater of: (1) the penalty-free earnings or (2) 10% of your total invested amount that has been invested for at least one year, less any withdrawals made during the year.

Although amounts withdrawn free of a withdrawal charge may reduce your principal, they do not reduce your "total invested amount" for purposes of calculating the withdrawal charge, the penalty-free earnings in your contract or the free withdrawal amount under the Systematic Withdrawal Program. As a result, you will not receive the benefit of any free withdrawal amounts if you make a complete withdrawal of your contract.

If you make a complete withdrawal, you will receive the value of your contract, less any applicable fees and charges, as calculated on the day following receipt by us at our principal place of business of a complete withdrawal request. Your contract must be submitted as well.

Under most circumstances, partial withdrawals must be for a minimum of $1,000. We require that the value left in the contract be at least $500 after the withdrawal. Unless you provide us with different instructions, partial withdrawals will be made pro rata from each Portfolio and the fixed investment option in which your contract is invested. You must send a written withdrawal request to us prior to any withdrawal being made.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading on the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from the fixed investment option for the period permitted by law but not for more than six months.

SYSTEMATIC WITHDRAWAL PROGRAM

This program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. You can also choose to have systematic withdrawals electronically wired to your bank account. The minimum amount of each withdrawal is $250. Withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2. There is no charge for participating in this program.

This program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

WITHDRAWAL CHARGES, MARKET VALUE ADJUSTMENTS, INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals and (2) no Purchase Payments have been made during the past three years. We will provide you with sixty days written notice and distribute the contract's remaining value to you.


================================================================================
                                 8. PERFORMANCE
================================================================================

From time to time we may advertise the Cash Management Portfolio's yield and effective yield. In addition, the other variable investment Portfolios may also advertise total return, gross yield and yield to maturity information. These figures are based on historical data and are not intended to indicate future performance.

For periods starting prior to the date the contracts were first offered, the performance will be derived from the performance of the corresponding portfolios of the Trusts, modified to reflect Polaris II charges and expenses as if the contracts had been in existence during the period stated in the advertisement. Thus, these figures should not be construed to reflect actual historic performance.

More detailed information on the method used to calculate performance for the Portfolios is contained in the SAI.

The performance of each Portfolio may also be measured against unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the Russell 1000 Growth Index, the Morgan Stanley Capital International Europe, Australia, and Far East Index (EAFE) and the Morgan Stanley Capital International World Index, and may be compared to that of other variable annuities with similar objectives and policies as reported by independent ranking agencies such as Morningstar, Inc., Lipper Analytical Services, Inc. or the Variable Annuity Research & Data Service ("VARDS").

At times First SunAmerica may also advertise the ratings and other information assigned to it by independent rating organizations such as A.M. Best Company ("A.M. Best"), Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of our financial strength and performance in comparison to others in the life/health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues and do not measure the ability of such companies to meet other non-policy obligations. The ratings also do not relate to the performance of the Portfolios.


================================================================================
                                9. DEATH BENEFIT
================================================================================

If you should die during the Accumulation Phase of your contract, we will pay a death benefit to your Beneficiary.

The death benefit is the greater of:

(1) the value of your contract at the time we receive adequate proof of death,

(2) total Purchase Payments less any withdrawals, or

(3) the maximum of the anniversary values up to your 81st birthday. The anniversary value is equal to the value of your contract on the contract anniversary less any withdrawals plus any additional Purchase Payments since that anniversary.

The death benefit is not paid after you switch to the Income Phase. During the Income Phase, your Beneficiary(ies) will receive any remaining guaranteed annuity payments in accordance with the annuity option you choose.

You may select the Beneficiary(ies) to receive any amounts payable on death. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation in not effective until we record the change.

The death benefit is immediately payable under the contract. If the Beneficiary elects an annuity option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. If the Beneficiary is the spouse of the owner, he or she can elect to continue the contract at the then current value, in which case he or she will not receive the death benefit.

The death benefit will be paid out when we receive adequate proof of death: (1) a certified copy of a death certificate; (2) a certified copy of a decree of court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death; or
(4) any other proof satisfactory to us. We may also require additional documentation or proof in order for the death benefit to be paid. If the Beneficiary does not make a specific election within sixty days of our receipt of such proof of death, the death benefit will be paid in a lump sum.


================================================================================
                             10. OTHER INFORMATION
================================================================================

FIRST SUNAMERICA

First SunAmerica and its affiliates, SunAmerica Life Insurance Company, Anchor National Life Insurance Company, CalAmerica Life Insurance Company, SunAmerica Asset Management Corp., Imperial Premium Finance, Inc., Resources Trust Company and three broker-dealers, offer a full line of financial services, including fixed and variable annuities, mutual funds, premium finance, broker-dealer and trust administration services. First SunAmerica is an indirect wholly owned subsidiary of SunAmerica Inc. First SunAmerica is licensed to do business in the states of New York, Nebraska and New Mexico.

THE SEPARATE ACCOUNT

First SunAmerica originally established a separate account, FS Variable Separate Account, under New York law on September 9, 1994. The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940.

First SunAmerica owns the assets in the separate account. However, the assets in the separate account are not chargeable with liabilities arising out of any other business First SunAmerica may conduct. Income, gains and losses (realized and unrealized) resulting from the assets in the separate account are credited to or charged against the separate account without regard to other income, gains or losses of First SunAmerica.

THE GENERAL ACCOUNT

If you put your money into the fixed investment options, it goes into First SunAmerica's general account. The general account is made up of all of First SunAmerica's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any First SunAmerica contract owners as well as all creditors. The general account is invested in assets permitted by state insurance law.

DISTRIBUTION

The contract is sold through registered representatives of broker-dealers. Commissions are paid to registered representatives for the sale of contracts. Commissions are not expected to exceed 6.5% of your Purchase Payment. Under some circumstances, we may pay a persistency bonus in addition to standard commissions. Usually the standard commission is lower when we pay a persistency bonus, which is not anticipated to exceed .65% annually. Commissions paid to registered representatives are not directly deducted from your Purchase Payment.

SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York 10017 acts as the distributor of the contracts. SunAmerica Capital Services, Inc., an affiliate of First SunAmerica, is registered as a broker-dealer under the Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.

ADMINISTRATION

We are responsible for all the administrative servicing of your contract. Please contact First SunAmerica's Annuity Service Center at the telephone number and address provided in the profile section of this prospectus if you have any comment, question or service request.

We will send out transaction confirmations and quarterly statements. Please review these documents carefully and notify us of any inaccuracies immediately. We will investigate all questions and, to the extent we have made an error, we will retroactively adjust your contract provided you have notified us within thirty days of receiving the transaction confirmation or quarterly statement, as applicable. All other adjustments will be made as of the time we receive notice of the error.

LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the separate account. First SunAmerica and its subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, are not of material importance to their respective total assets or material with respect to the separate account.

CUSTODIAN

State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the separate account. First SunAmerica pays State Street Bank for services based on a schedule of fees.

ADDITIONAL INFORMATION

First SunAmerica is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with such requirements, we file reports and other information with the SEC. Such reports and other information we file can be inspected and copied. Copies can be obtained at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the SEC at prescribed rates.

Registration statements have been filed with the SEC, Washington, D.C., under the Securities Act of 1933 as amended, relating to the contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements. Reference should be made to such registration statements and exhibits for further information concerning the separate account, First SunAmerica and its general account, the Portfolios and the contract.

SELECTED CONSOLIDATED FINANCIAL DATA

                           [TO BE FILED BY AMENDMENT]

MANAGEMENT DISCUSSION AND ANALYSIS

                           [TO BE FILED BY AMENDMENT]

PROPERTIES

First SunAmerica's principal office is
leased at 733 Third Avenue, 4th Floor,
New York, New York 10017. Through an
affiliate, we also lease office space
in Los Angeles, California and in
Torrance, California for certain policy
administration, recordkeeping and data
processing functions.

We believe that such properties
including the equipment located in
these properties are suitable and
adequate to meet the requirements of
First SunAmerica's business.

DIRECTORS AND EXECUTIVE OFFICERS

First SunAmerica's directors and officers as of [December 17, 1997] are listed below:

                                                                                        OTHER POSITIONS AND
                                                                   YEAR                   OTHER BUSINESS
                                         PRESENT                  ASSUMED                EXPERIENCE WITHIN
       NAME         AGE                POSITION(S)              POSITION(S)              LAST FIVE YEARS**               FROM-TO
==================================================================================================================================
Eli Broad*           64   Chairman, Chief Executive Officer and    1994      Co-founded SunAmerica Inc. (SAI) in 1957
                          President of First SunAmerica
                          Chairman, Chief Executive Officer and    1986
                          President of SAI
----------------------------------------------------------------------------------------------------------------------------------
Joseph M. Tumbler*   49   Executive Vice President of First        1996      President and Chief Executive Officer,     1989-1995
                          SunAmerica                                         Providian Capital Management
                          Vice Chairman of SAI                     1995
----------------------------------------------------------------------------------------------------------------------------------
Jay S. Wintrob*      40   Executive Vice President of First        1991      (Joined SAI in 1987)
                          SunAmerica
                          Vice Chairman of SAI                     1995
----------------------------------------------------------------------------------------------------------------------------------
James R. Belardi*    40   Senior Vice President of First           1992      Vice President and Treasurer (Jointed SAI  1989-1992
                          SunAmerica                                         in 1986)
                          Executive Vice President of SAI          1995
----------------------------------------------------------------------------------------------------------------------------------
Jana W. Greer*       45   Senior Vice President of First           1991      (Jointed SAI in 1974)
                          SunAmerica and SAI
----------------------------------------------------------------------------------------------------------------------------------
Peter McMillan,      40   Executive Vice President and Chief       1994      Senior Vice President, SunAmerica          1989-1994
  III*                    Investment Officer of SunAmerica                   Investments, Inc.
                          Investments, Inc.
----------------------------------------------------------------------------------------------------------------------------------
Scott L. Robinson*   51   Senior Vice President and Treasurer of    1991     (Joined SAI in 1978)
                          First SunAmerica
                          Senior Vice President and Controller
                          of SAI
----------------------------------------------------------------------------------------------------------------------------------
James W. Rowan*      35   Senior Vice President of First           1996      Vice President                             1993-1995
                          SunAmerica and SAI                                 Assistant to the Chairman                     1992
                                                                             Senior Vice President, Security Pacific    1986-1992
                                                                             Corp.
----------------------------------------------------------------------------------------------------------------------------------
Lorin M. Fife*       44   Senior Vice President, General Counsel    1994     Vice President and General Counsel -       1994-1995
                          and Assistant Secretary of First                   Regulatory Affairs of SAI
                          SunAmerica
                          Senior Vice President and General        1995      Vice President and Associate General       1989-1994
                          Counsel - Regulatory Affairs of SAI                Counsel of SAI (Joined SAI in 1989)
----------------------------------------------------------------------------------------------------------------------------------
Susan L. Harris*     40   Senior Vice President and Secretary of    1994     Vice President, General Counsel -          1994-1995
                          First SunAmerica                                   Corporate Affairs and Secretary of SAI
                          Senior Vice President, General Counsel    1995     Vice President, Associate General Counsel  1989-1994
                          -Corporate Affairs and Secretary of                and Secretary of SAI (Joined SAI in 1985)
                          SAI
----------------------------------------------------------------------------------------------------------------------------------
N. Scott Gillis      44   Senior Vice President and Controller     1994      Vice President and Controller, SunAmerica  1989-1994
                          of First SunAmerica                                Life Companies
                                                                             (Joined SAI in 1985)
----------------------------------------------------------------------------------------------------------------------------------
Edwin R. Reoliquio   40   Senior Vice President and Chief          1995      Vice President and Actuary, SunAmerica     1990-1995
                          Actuary of First SunAmerica                        Life Companies
----------------------------------------------------------------------------------------------------------------------------------
Victor E. Akin       33   Senior Vice President of First           1996      Vice President, SunAmerica Life Companies  1995-1996
                          SunAmerica
                                                                             Director, SunAmerica Life Companies        1994-1995
                                                                             Manager, SunAmerica Life Companies         1993-1994
                                                                             Actuary, Milliman & Robertson              1992-1993
                                                                             Consultant, Chalke Inc.                    1991-1992
----------------------------------------------------------------------------------------------------------------------------------
David W. Ferguson    44   Director                                 1987      Partner, Davis Polk & Wardwell              1980 to
                                                                                                                         present
----------------------------------------------------------------------------------------------------------------------------------
Thomas A. Harnett    73   Director                                 1987      Partner, Lane & Mitterdorf, LLP             1989 to
                                                                                                                         present
----------------------------------------------------------------------------------------------------------------------------------
Margery K. Neale     38   Director                                 1996      Partner, Shereff, Friedman, Hoffman &       1990 to
                                                                             Goodman, LLP                                present
----------------------------------------------------------------------------------------------------------------------------------
Lester Pollack       64   Director                                 1987      Chief Executive Officer, Centre Partners,   1986 to
                                                                             L.P.                                        present
                                                                             General Partner, Lazard Freres & Co.        1986 to
                                                                                                                         present
                                                                             Senior Managing Director, Corporate         1988 to
                                                                             Partners, L.P.                              present
----------------------------------------------------------------------------------------------------------------------------------
Richard D. Rohr      71   Director                                 1987      Partner, Bodman, Longley & Dahling          1958 to
                                                                                                                         present
==================================================================================================================================

 * Also serves as a director.

** Unless otherwise indicated, offices and positions are with SunAmerica Inc.

EXECUTIVE COMPENSATION

All of First SunAmerica's executive officers are also employees of SunAmerica Inc. or its affiliates and do not receive direct compensation from First SunAmerica. Some of the executive officers also serve as officers of other companies affiliated with First SunAmerica. We allocated the time each executive officer spent devoted to his or her duties as an executive officer of First SunAmerica to determine the executive compensation set forth below for the Chief Executive Officer and the other four highest compensated executive officers, as well as the executive officers as a group, for services rendered during 1996.

    -----------------------------------------------------------------
    NAME OF INDIVIDUAL             CAPACITIES             ALLOCATED
        OR NUMBER                   IN WHICH                 CASH
         IN GROUP                    SERVED              COMPENSATION
    -----------------------------------------------------------------
    Eli Broad             Chairman, Chief Executive
                          Officer and President            $ 10,380
    Joseph M. Tumbler     Executive Vice President            6,488
    Jay S. Wintrob        Executive Vice President            6,488
    James R. Belardi      Senior Vice President               2,955
    Jana W. Greer         Senior Vice President               7,342
    All Executive Officers
    as a Group(12)                                         $ 49,731
    ----------------------------------------------------------------

SECURITY OWNERSHIP OF OWNERS AND MANAGEMENT

No shares of First SunAmerica are owned by any executive officer or director. First SunAmerica is an indirect wholly-owned subsidiary of SunAmerica Inc. The only officer or director that owned more than 1% of the shares of SunAmerica Inc. is Mr. Eli Broad. At October 31, 1997, Mr. Broad beneficially owned 8,953,544 shares of Common Stock (approximately 5% of the class outstanding) and 13,740,441 shares of Class B Common Stock (approximately 84% of the class outstanding). Of the Common Stock, 1,063,773 shares represent restricted shares granted under the First SunAmerica's employee stock plans as to which Mr. Broad has no investment power; and 5,197,050 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before February 28, 1998 and as to which he has no voting or investment power. Of the Class B Common Stock, 12,684,210 shares are held directly by Mr. Broad and 1,056,231 shares are registered in the name of a corporation as to which Mr. Broad exercises sole voting and dispositive powers. At October 31, 1997, all directors and officers as a group beneficially owned 12,921,769 shares of Common Stock (approximately 7% of the class outstanding) and 13,740,441 shares of Class B Common Stock (approximately 84.4% of the class outstanding). All share numbers reflect a 3-for-2 stock split paid in the form of a stock dividend on August 29, 1997 to holders of record on August 20, 1997.

STATE REGULATION

First SunAmerica is subject to regulation and supervision by the states of New York, Nebraska and New Mexico and their insurance departments. State insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type, valuation and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval and other related matters.

During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital standards, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws relating to product design and illustrations for annuity products. Current proposals are still being debated and First SunAmerica is monitoring developments in this area and the effects any changes would have on First SunAmerica.

INDEPENDENT ACCOUNTANTS

[The consolidated financial statements of First SunAmerica as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 included in this prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.]

===============================================================================
                              TABLE OF CONTENTS OF
                       STATEMENT OF ADDITIONAL INFORMATION
===============================================================================

Separate Account.....................................................       3
General Account......................................................       3
Performance Data.....................................................       4
Annuity Payments.....................................................       6
Annuity Unit Values..................................................       7
Taxes................................................................       9
Distribution of Contracts............................................      12
Financial Statements.................................................      12


===============================================================================
                              FINANCIAL STATEMENTS
===============================================================================

The consolidated financial statements of First SunAmerica which are included in this prospectus should be considered only as bearing on the ability First SunAmerica to meet its obligations with respect to amounts allocated to the fixed investment options and with respect to the death benefit and our assumption of the mortality and expense risks and the risks that the withdrawal charge will not be sufficient to cover the cost of distributing the contracts. They should not be considered as bearing on the investment performance of the variable Portfolios. The value of the variable Portfolios is affected primarily by the performance of the underlying investments.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                           [TO BE FILED BY AMENDMENT]

================================================================================
                      APPENDIX A - MARKET VALUE ADJUSTMENT
================================================================================

The market value adjustment reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed investment option, the greater the impact of changing interest rates. The impact of the market value adjustment can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                                            N/12
                          [(1+I/(1+J+0.005)]     - 1

  where:

        I is the interest rate you are earning on the money invested in the fixed investment option;

        J is the interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed investment option; and

        N is the number of full months remaining in the term you initially agreed to leave your money in the fixed investment option.

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

The examples below assume the following:

     (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed investment option at a rate of 7%;

     (2) You make a partial withdrawal of $4,000 when 1 1/2 years (18 months) remain in the 10-year term you initially agreed to leave your money in the fixed investment option (N=18);

     (3) The value of your contract on the date you make the withdrawal is $17,454.67 which reflects the deduction of all applicable fees and charges; and

     (4) You have not made any other transfers, additional Purchase Payments, or withdrawals.

No withdrawal charges are reflected because your Purchase Payment has been in the contract for seven full years. If a withdrawal charge applies, it is deducted before the market value adjustment. The market value adjustment is assessed on the amount withdrawn less any withdrawal charge.

NEGATIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for new Purchase Payments in the 1-year fixed investment option is 7.5% and the 3-year fixed investment option is 8.5%. By linear interpolation, the interest rate for the remaining 2 years (1 1/2 years rounded up to the next full year) in the contract is calculated to be 8%.
                                                           N/12
The market value adjustment factor is = [(1+I)/(1+J+0.005)]     - 1
                                                             18/12
                                      = [(1.07)/(1.08+0.005)]      - 1
                                                  1.5
                                      = (0.986175)    - 1
                                      = 0.979335 - 1
                                      = - 0.020665

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:

                        $4,000 X (- 0.020665) = -$82.66

$82.66 represents the market value adjustment that will be deducted from the money remaining in the 10-year fixed investment option.

POSITIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for a new Purchase Payments in the 1-year fixed investment option is 5.5% and the 3-year fixed investment option is 6.5%. By linear interpolation, the interest rate for the remaining 2 years (1 1/2 years rounded up to the next full year) in the contract is calculated to be 6%.
                                                          N/12
The market value adjustment factor is = [(1+I/(1+J+0.005)]     - 1
                                                             18/12
                                      = [(1.07)/(1.06+0.005)]      - 1
                                                  1.5
                                      = (1.004695)    - 1
                                      = 1.007051 - 1
                                      = + 0.007051

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:

                         $4,000 x (+0.007051) = +$28.20

$28.20 represents the market value adjustment that would be added to your withdrawal.

--------------------------------------------------------------------------------

  Please forward a copy (without charge) of the Polaris II Variable Annuity Statement of Additional Information to:

              (Please print or type and fill in all information.)


        ------------------------------------------------------------------------
        Name


        ------------------------------------------------------------------------
        Address


        ------------------------------------------------------------------------
        City/State/Zip


        Date:               Signed:
             -------------         --------------------------------------------


Return to: First SunAmerica Life Insurance Company, Annuity Service Center,
           P.O. Box 52499, Los Angeles, California 90054-0299
--------------------------------------------------------------------------------

                                     PART II

               Information Not Required in Prospectus


Item 13.       Other Expenses of Issuance and Distribution.

               Not Applicable


Item 14.       Indemnification of Directors and Officers.

               Not Applicable


Item 15.       Recent Sales of Unregistered Securities.

               Not Applicable


Item 16.       Exhibits and Financial Statement Schedules.

               Exhibit No.          Description

               (1)           Form of Underwriting Agreement***
               (2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession**
               (3)           (a)    Articles of Incorporation***
                             (b)    By-Laws***
               (4)           (a)    Flexible Payment Group
                                    Deferred Annuity Contract***
                             (b)    Application for Contract***
               (5)           Opinion of Counsel re: Legality***
               (6)           Opinion re Discount on Capital Shares**
               (7)           Opinion re Liquidation Preference**
               (8)           Opinion re Tax Matters**
               (9)           Voting Trust Agreement**
               (10)          Material Contracts**
               (11)          Statement re Computation of Per Share
                               Earnings**
               (12)          Statement re Computation of Ratios**
               (14)          Material Foreign Patents**
               (15)          Letter re Unaudited Financial Information**
               (16)          Letter re Change in Certifying Accountant**
               (21)          Subsidiaries of Registrant***
               (23)          (a)    Consent of Independent
                                    Accountants***
                             (b)    Consent of Attorney***
               (24)          Powers of Attorney*
               (25)          Statement of Eligibility of Trustee**
               (26)          Invitation for Competitive Bids**
               (28) Information Reports Furnished to State Insurance Regulatory Authority**
               (29)          Other Exhibits**

Financial Statements***

                                    *       Herewith
                                    **      Not Applicable
                                    ***     To Be Filed By Amendment

Item 17.       Undertakings.

               The undersigned registrant, First SunAmerica Life Insurance Company, hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


        As required by the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Los Angeles, and the State of California, on this 24th day of November, 1997.

                   By: FIRST SUNAMERICA LIFE INSURANCE COMPANY


                             By: /s/ JAY S. WINTROB
                                ---------------------------------------
                                    Jay S. Wintrob
                                    Executive Vice President


                                POWER-OF-ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints LORIN M. FIFE, SUSAN L. HARRIS AND CHRISTINE A. NIXON or each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, as fully to all intents as he or she might or could do in person, including specifically, but without limiting the generality of the foregoing, to (i) take any action to comply with any rules, regulations or requirements of the Securities and Exchange Commission under the federal securities laws; (ii) make application for and secure any exemptions from the federal securities laws; (iii) register additional annuity contracts under the federal securities laws, if registration is deemed necessary. The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitutes, shall do or cause to be done by virtue thereof.

        As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated.


SIGNATURE             TITLE                               DATE
---------             -----                               ----

/s/ ELI S. BROAD      President, Chief              November 24, 1997
--------------------  Executive Officer and
Eli Broad             Chairman of the Board
                      (Principal Executive
                          Officer)

/s/ SCOTT L. ROBINSON Senior Vice President         November 24, 1997
--------------------      and Director
Scott L. Robinson     (Principal Financial
                          Officer)



/s/ N. SCOTT GILLIS   Senior Vice President         November 24, 1997
--------------------      and Controller
N. Scott Gillis       (Principal Accounting
                          Officer)

/s/ JAMES R. BELARDI      Director                  November 24, 1997
--------------------
James R. Belardi


/s/ LORIN M. FIFE         Director                  November 24, 1997
--------------------
Lorin M. Fife

/s/ JANA W. GREER         Director                  November 24, 1997
--------------------
Jana W. Greer


/s/ SUSAN L. HARRIS       Director                  November 24, 1997
--------------------
Susan L. Harris


/s/ PETER MCMILLAN        Director                  November 24, 1997
--------------------
Peter McMillan


/s/ JAMES W. ROWAN        Director                  November 24, 1997
--------------------
James W. Rowan


/s/ JOSEPH M. TUMBLER     Director                  November 24, 1997
--------------------
Joseph M. Tumbler


/s/ JAY S. WINTROB        Director                  November 24, 1997
--------------------
Jay S. Wintrob


/s/ DAVID W. FERGUSON     Director                  November 24, 1997
--------------------
David W. Ferguson


/s/ THOMAS A. HARNETT     Director                  November 24, 1997
--------------------
Thomas A. Harnett


/s/ MARGERY K. NEALE      Director                  November 24, 1997
--------------------
Margery K. Neale


/s/ LESTER POLLACK        Director                  November 24, 1997
--------------------
Lester Pollack


/s/ RICHARD D. ROHR       Director                  November 24, 1997
--------------------
Richard D. Rohr

                                  EXHIBIT INDEX
                                  -------------

Exhibit

(24)                  Powers of Attorney
                      (included on signature page)